                                                                      EXHIBIT 11

                ALPHA TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE

                                                                 Year Ended
                                                   -------------------------------------
                                                          October 31,
                                                   -----------------------   October 29,
                                                      1993        1994           1995
                                                   ----------   ----------    ----------
Shares:
  Weighted average common shares outstanding        5,773,885    5,914,254     5,984,584

  Net common shares issuable on exercise of
   stock options                                      243,658      429,350       620,563
                                                   ----------   ----------    ----------
Weighted average common and common equivalent
  shares outstanding                                6,017,543    6,343,604     6,605,147
                                                   ==========   ==========    ==========

Net income                                         $  317,000   $5,290,000    $3,748,000
                                                   ==========   ==========    ==========

Per share amount                                   $     0.05   $     0.83    $     0.57
                                                   ==========   ==========    ==========

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(1) See Note 13 to the consolidated financial statements for further information regarding the calculation of weighted average common and common equivalent shares outstanding.